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                                                                    EXHIBIT 99.1

[Moore Logo]
                                                                    NEWS RELEASE

                MOORE ANNOUNCES CHANGES TO SENIOR MANAGEMENT TEAM

         Angelson and Eckert Named to Chief Executive and Chairman Posts

    Strong Operating Team to Remain in Place and be led by Oliva and Quinlan

MISSISSAUGA, ON AND STAMFORD, CT (December 9, 2002) - Moore Corporation Limited (TSX, NYSE: MCL) today announced that Robert G. Burton will step-down as Chairman, President and Chief Executive Officer, effective at year-end. Mr. Burton, who has served as Chief Executive since 2000, will remain a Senior Advisor to the Company. The Company has named Mark A. Angelson, who has been the Company's Non-Executive Chairman and Lead Independent Director, to be its Chief Executive Officer. Previously, Mr. Angelson was Deputy Chairman of Big Flower Press Holdings, now known as Vertis.

Alfred C. Eckert III has been named to the position of Chairman of the Board of Directors. Mr. Eckert, the Chairman and Chief Executive Officer of GSC Partners, has been a Director of the Company since 2000. GSC Partners manages investment funds that collectively comprise the largest shareholding in Moore.

The Company has also named two current executives to new posts. Thomas W. Oliva, currently President of the Company's Forms and Labels division and the Company's Outsourcing division, will become the Company's President and Chief Operating Officer. Prior to joining Moore early in 2001, Mr. Oliva was President of the Gravure Catalog and Magazine Group at Quebecor World, the world's largest printing company, which was formed following the merger of Quebecor Printing and World Color Press. He served previously as Co-President of the Catalog and Magazine Group and as President of the National Sales Group at World Color Press. Additionally Thomas J. Quinlan III will become the Company's Executive Vice President - Office of the Chief Executive. Mr. Quinlan has been an Executive Vice President of the

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Company since 2000. Mr. Quinlan was previously Executive Vice President,
Treasurer at Walter Industries and Senior Vice President, Treasury at World Color Press.

"I am proud of all that we have accomplished," said Mr. Burton, "and I am pleased to make this announcement after achieving what we initially set out to do. My objectives in the fall of 2000 have been realized both in terms of the remarkable turnaround of this business and the grooming of the next generation of management. We have built a strong and talented team at Moore, the finest operating executives in the printing business. Moore has had a tremendous history and is well positioned for an even more successful future."

Mr. Burton continued, "I have personally made significant investments in Moore over the years and will leave a meaningful part of my investment in the Company. I have worked closely with Mark and Fred and respect their leadership abilities and demonstrated business expertise. They have been good partners and I feel that my investment will be secure under their direction."

Mr. Burton concluded "I have full confidence in the new team leaders to make a smooth transition and continue the company's track record of growth. Tom Oliva and Tom Quinlan have made tremendous contributions to Moore over the last two years. Tom Oliva took our Forms and Labels business and restored it to profitability by rationalizing the cost structure, exiting unprofitable customer accounts and product lines, reducing waste and improving manufacturing efficiencies. Tom Quinlan has successfully taken on each challenge that he has faced at Moore, including overseeing our cross-selling efforts, as well as managing our treasury, human resources, benefits and information technology functions. I look forward to working with this team in my new role as a Senior Advisor."

Mr. Eckert commented, "I am pleased to be taking on a greater role as Chairman of the Board of Directors and look forward to maintaining GSC's investment in Moore. I have known Mark Angelson well for several years and have the greatest respect for him. He is a seasoned senior executive in the printing industry and played an integral role in the turnaround of Moore and the growth and success of Big Flower Press.

Mr. Eckert continued, "I fully endorse our operating team's expertise and abilities to drive Moore's future growth. I also thank Bob Burton for a job very well done and wish him all the best."


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Mr. Angelson added, "Tom Oliva, Tom Quinlan and I inherit an outstanding printing organization with exceptional financial performance and unmatched talent in the industry thanks to the work of Bob Burton. Bob has led Moore Corporation through a dramatic turnaround and the results are evident. We intend to continue to focus on cost controls, grow the business and enhance shareholder value with the team that Bob has assembled."

                                      # # #

Moore Corporation Limited is an international leader in the management and distribution of print and digital information. Moore operates in three complementary business segments: Forms and Labels, Outsourcing and Commercial. The Forms and Labels business designs, manufactures and sells paper based and electronic business forms and labels and provides electronic print management solutions. The Outsourcing business provides high quality, high volume variably imaged print and mail, electronic statement and database management services. The Commercial business produces high-quality, multi-color personalized business communications and provides direct marketing services, including project, database and list management services. The Moore Internet address is www.moore.com.

This news release contains statements relating to future results of Moore that are "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Factors that could cause such material differences include, without limitation, the following: dependence on key management personnel, the effect of competition, the effects of paper and other raw material price fluctuations and shortages of supply, the successful execution of cross selling, cost containment and other key strategies, the successful negotiation, execution and integration of acquisitions, the ability to renegotiate or terminate unprofitable contracts, the ability to divest non-core businesses, the rate of migration from paper-based forms to digital formats, future growth rates in Moore's core business, the impact of currency fluctuations in the countries in which Moore operates, general economic and other factors beyond Moore's control, and other risks and uncertainties described from time to time in Moore's periodic filings with United States and Canadian securities authorities.

Inquiries from analysts, investors and media should be directed to Thomas J. Quinlan, III, Executive Vice President-Office of the Chief Executive, for Moore Corporation Limited at (203) 406-3713.


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